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                                                                    EXHIBIT 11.1

                                  VERITY, INC.

           STATEMENT OF COMPUTATION OF NET INCOME AND LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                        NOVEMBER 30,             NOVEMBER 30,
                                                     -------------------     --------------------
                                                      1996        1997        1996         1997
                                                     -------     -------     -------     --------
Primary and Fully Diluted:
  Weighted average common shares outstanding for
     the period....................................   10,814      11,168      10,779       11,101
  Common equivalent shares from dilutive stock
     options.......................................      607          --          --           --
                                                     -------     -------     -------     --------
Shares used in per share calculation...............   11,421      11,168      10,779       11,101
                                                     -------     -------     -------     --------
Net income (loss) applicable to common
  stockholders.....................................  $   222     $(7,159)    $(1,061)    $(16,925)
                                                     =======     =======     =======     ========
Net income (loss) per share........................  $  0.02     $ (0.64)    $ (0.10)    $  (1.52)
                                                     =======     =======     =======     ========
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